THIRD AMENDMENT TO THE ETF MANAGERS TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS THIRD AMENDMENT, dated as of this 10th day of December 2019, to the Amended and Restated Custody Agreement, dated as of December 19, 2017, (the “Agreement”), is entered into by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”) and ETF MANAGERS TRUST, a Delaware statutory trust (the “Trust”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the ETFMG Travel Tech ETF to its Series, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties hereby agree that

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Samuel R. Masucci, III	By: /s/ Anita M. Zagrodnik

Name: Samuel R. Masucci, III	Name: Anita M. Zagrodnik

Title: Chief Executive Officer	Title: Sr VP 12/19/2019

EXHIBIT B

to the Custody Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
BlueStar TA-BIGITech Israel Technology ETF
Etho Climate Leadership U.S. ETF
ETFMG Drone Economy Strategy ETF
ETFMG Video Game Tech ETF
AI Powered Equity ETF
ETFMG Sit Short Term ETF
ETFMG Travel Tech ETF